SCHEDULE 14C INFORMATION

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:
[X]  Preliminary Information Statement
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     14c-5(d)(2))
[_]  Definitive Information Statement

                           Yifan Communications, Inc.
                (Name of Registrant as Specified in its Charter)

                             Capston Network Company
                     (Name of Person Filing Proxy Statement)

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                           YIFAN COMMUNICATIONS, INC.
                          41-60 Main Street, Suite 210
                        Flushing, Queens, New York 11355
                                 (727) 443-3434

                        INFORMATION STATEMENT PURSUANT TO
                         SECTION 14(c) OF THE SECURITIES
                            EXCHANGE ACT OF 1934 AND
                            REGULATION 14C THEREUNDER

                 NO VOTE OR OTHER CONSENT OF THE STOCKHOLDERS IS
                  SOLICITED IN CONNECTION WITH THIS INFORMATION
                                   STATEMENT.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
                               TO SEND US A PROXY.

     This Information Statement is being sent by first class mail to all record and beneficial owners of the $.0002 par value common stock ("Old Common") of Yifan Communications, Inc., a Delaware corporation formerly known as Smart Games Interactive, Inc. On August __, 2000, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, 32,500,000 shares of Old Common were issued and outstanding.

     The mailing date of this Information Statement is August ___, 2000.

     On September __, 2000 (20 days after the mailing date of this Information Statement) two stockholders (the "Consenting Stockholders") who collectively own 18,500,000 shares, or approximately 57%, of our issued and outstanding Old Common, will consent in writing to the following corporate actions.

(a) Amending our Certificate of Incorporation to implement a 1 for 40 reverse split of the issued and outstanding Old Common effective September __, 2000;

(b) Amending our Certificate of Incorporation to increase the authorized capital stock of the Company to 100,000,000 shares of $.008 par value common stock ("New Common") and 10,000,000 shares of $.008 par value preferred stock ("New Preferred");

(c)   Ratifying the adoption of an Incentive Stock Plan for our employees; and

(d) Ratifying the selection of Want & Ender, Certified Public Accountants, to serve as our auditors for the year ended December 31, 2000.

      The Consenting Stockholders will not be asked to consider any other corporate actions.

      The Company will pay the cost of printing and distributing this Information Statement. Brokers, nominees, fiduciaries and other custodians will be instructed to forward copies of this Information Statement to the beneficial owners of shares held of record by them, and such custodians will be reimbursed by the Company for their expenses.

      The next annual meeting of the Company's stockholders has been tentatively scheduled for June 4, 2001. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2001 annual meeting is required to submit such proposals to the Company on or before April 19, 2001.

                                INTRODUCTORY NOTE

      This Information Statement discusses the impact of a series of transactions that culminated in a business combination between Yifan Communications, Inc., a Delaware corporation formerly known as Smart Games Interactive, Inc., and Yifan.com, Inc, a New York corporation. This business combination (the "Yifan Transaction") closed on July 30, 2000. References to the "Issuer" shall refer to the activities of Yifan Communications, Inc. and its predecessor before the Yifan Transaction. References to "Yifan" shall refer to the activities of Yifan.com, Inc. and its predecessor Yifan LLC prior to the Yifan Transaction. References to the "Company," "we," "us" and "our" shall refer to the Company and our subsidiary after the Yifan Transaction. We have attached a complete copy (without exhibits) of our Current Report on Form 8-K dated August 14, 2000 (the "August 8-K") as part of this Information Statement.

      This Information Statement also refers to the Issuer's Current Report on Form 8-K dated April 17, 2000 (the "April 8-K") and its Report on Form 8-K dated July 30, 2000 (the "July 8-K"). Copies of the April 8-K and the July 8-K are not included in this Information Statement but may be obtained from the SEC's web site at "www.sec.gov." We will mail copies of the April 8-K and the July 8-K to any stockholder upon written request.

      This Information Statement and other documents that we file with the SEC contain forward-looking statements about our business containing the words "believes," "anticipates," "expects" and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. An investment in our Company involves various risks and uncertainties, including those described elsewhere in this Information Statement. Additional risks will be disclosed from time to time in our future SEC filings.

Consenting Stockholders

     At December 31, 1999, the Issuer had no ongoing operations, no material assets and unpaid liabilities of approximately $700,000. On March 30, 2000, the Issuer's Board unanimously approved the sale of 15,000,000 shares of the Old Common to Tobem Investments Limited ("Tobem") for $75,000 in cash. Concurrently, the Board appointed Tobem's nominee, Sally A. Fonner of Clearwater, Florida, to serve as a member of the Board until the next annual meeting of the stockholders. After appointing Ms. Fonner to the Board, all of the Issuer's former Directors resigned and Ms. Fonner has been the Issuer's sole Director since March 30, 2000.

      On March 31, 2000, the Company and Tobem entered into a Project Management Agreement (the "PMA") with Capston Network Company, a corporation owned by Ms. Fonner ("Capston"). Under the PMA, Capston was authorized to restructure the Issuer as a "public shell" for the purpose of effecting a business combination with a suitable private company. Capston was also authorized to negotiate the compromise of the Issuer's debts, and to purchase additional shares of Old Common for its own account if necessary to provide sufficient cash for the settlement of the Issuer's debts.

     Between March 30, 2000 and July 28, 2000, Capston and Ms. Fonner devoted substantial time and effort to negotiations with the Issuer's creditors. As a result of these negotiations, the Issuer's creditors agreed to accept aggregate cash payments of $_________ in full and final settlement of all outstanding debts. During this same period, the Issuer incurred aggregate operating expenses of $_________, for an aggregate cash outflow of $_______. Of this amount, $75,000 was paid from the cash contributed by Tobem. The $________ balance was paid by Capston and accounted for as a purchase of 3,500,000 shares of Old Common. Additional information on the PMA is contained in our August 8-K, a copy of which is attached hereto, and in the Issuer's April 8-K.

     At the date of this Information Statement, Tobem and Capston own a total of 18,500,000 shares, or approximately 57% of the 32,500,000 shares of Old Common currently outstanding. On September __, 2000 (20 days after the mailing date of this Information Statement), Tobem and Capston, acting as the Consenting Stockholders, will consent in writing to the corporate actions described in this Information Statement. The other stockholders of the Issuer will not be given an opportunity to vote with respect to the corporate actions.

Interest of Certain Persons

     Sally A. Fonner, the sole stockholder of Capston, served as the sole Director of the Issuer from March 30, 2000 until August 17, 2000. Capston is the owner of 3,500,000 shares of Old Common and also has a contractual right to purchase up to 12,000,000 shares of Old Common from Tobem at a price of $.005 per share. In connection with the Yifan Transaction, Capston has notified Tobem that it intends to exercise its stock purchase right with respect to 11,000,000 shares of Old Common and relinquish its remaining stock purchase right. This transaction will not take place until after Capston and Tobem have executed the written consents described in this Information Statement. With the exception of Ms. Fonner, no current Director of the Company will be afforded the opportunity to vote or consent with respect to the corporate actions described in this Information Statement. Similarly, no former Director of the Company will be afforded the opportunity to vote or consent with respect to the corporate actions. Ms. Fonner, acting as sole director of the Company, adopted all necessary Board resolutions relating to the corporate actions discussed in this Information Statement on August 14, 2000.

     In connection with the Yifan Transaction, Ms. Fonner appointed Yifan He, Michael Yung, Jeffery Wu and Ahn Tran (collectively the "New Directors") to serve as additional Directors of our Company until the next annual meeting of the stockholders. The New Directors accepted their appointments effective August 17, 2000 and presently constitute a majority of our Company's Board. Each of the New Directors is a former principal stockholder of Yifan. Accordingly, each of the New Directors will be entitled to receive shares of New Common after the Certificate of Amendment described in this Information Statement has been adopted and filed in accordance with Delaware law.

     At the date of this Information Statement, the New Directors are not stockholders of our Company and are not entitled to vote with respect to the corporate actions described in this Information Statement. The New Directors did not participate in the consideration or adoption of the necessary Board resolutions relating to the corporate actions described in this Information Statement.

No Dissenters' Rights of Appraisal

     The corporate actions described in this Information Statement were proposed by the Board and will be approved by the written consent of the holders of a majority of our outstanding shares. Under the General Corporation Law of Delaware, the stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the corporate actions have no right to dissent or require a vote of all our stockholders. Moreover, the Yifan Transaction was structured as a reverse takeover transaction and our stockholders will have no right to consent or otherwise vote with respect to the approval of the Yifan Transaction or the terms thereof. The provisions of the General Corporation Law of Delaware that grant stockholders appraisal rights in connection with certain merger transactions will not be applicable to the Yifan Transaction.

                           MATTERS TO BE ACTED UPON BY
                           THE CONSENTING STOCKHOLDERS

Prior Amendment

     On July 27, 2000, the Consenting Stockholders executed written consents to an amendment to the Issuer's Certificate of Incorporation (the "Prior Amendment") that was filed with the Secretary of State of the State of Delaware on July 28, 2000. The Prior Amendment was operative under Delaware Law as of the filing date, but the corporate changes to be effected by the Prior Amendment will not become effective until September 30, 2000. The effective date of the Prior Amendment was fixed at September 30, 2000 in order to give our Company adequate time to:

o    file a Current Report on Form 8-K relating to the Yifan Transaction;
o distribute this Information Statement to our stockholders at least 20 days before the date fixed for the reverse split and change in authorized capital; and
o file a new amendment to our Certificate of Incorporation (the "New Amendment") before the effective date of the Prior Amendment.

     The Prior Amendment will be superceded by the New Amendment discussed below. The operative text of the New Amendment will be identical to the operative text of the Prior Amendment, but the effective date of the corporate changes to be implemented by the New Amendment will be September ____, 2000, rather than September 30, 2000.

New Amendment

     On September __, 2000 (20 days after the mailing date of this Information Statement) the Consenting Stockholders will consent in writing to the filing of the New Amendment to our Certificate of Incorporation. Thereafter, the New Amendment will be filed with the Secretary of State of the State of Delaware in accordance with Delaware Law.

     When the New Amendment becomes effective, it will (a) implement a 1 for 40 reverse split of the Old Common and (b) increase our Company's authorized capitalization to 100,000,000 shares of $0.008 par value common stock ("New Common") and 10,000,000 shares of $0.008 par value preferred stock ("New Preferred"). The operative text of the New Amendment is set forth below:

                                   ARTICLE IV
                                  CAPITAL STOCK

   4.1 Reverse Split of Outstanding Common Stock. Effective at 12:01 a.m. EST on September __, 2000, and without any further action by the holders of the Common Stock of the Corporation, the THIRTY TWO MILLION FIVE HUNDRED THOUSAND (32,500,000) issued and outstanding shares of the Corporation's $0.0002 par value common stock ("Old Common"), together with any additional shares of the Corporation's Old Common that are or may be issued prior to the effective time set forth above, shall be consolidated or "reverse split" in the ratio of one (1) share of $0.008 par value common stock ("New Common") for every forty (40) shares of Old Common currently held by a stockholder so that the total issued and outstanding capital stock of the Corporation shall consist of EIGHT HUNDRED TWELVE THOUSAND FIVE HUNDRED (812,500) shares, more or less, as adjusted for any additional issuances of Old Common prior to the effective time set forth above. No fractional shares of New Common shall be issued in connection with the reverse split. In the event that the foregoing reverse split would result in the issuance of a fractional share of New Common to any stockholder, the Corporation shall pay the Stockholder entitled thereto an amount in cash equal to the fair market value of such fractional shares, determined as of the close of business on September __, 2000.

   4.2 Authorized Capital. From and after 12:01 a.m. EST on September __, 2000, the Corporation shall be authorized to issue a total of One Hundred Ten Million (110,000,000) shares of capital stock which shall be subdivided into classes as follows:

    (a) One Hundred Million (100,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.008 per share, and have the rights, powers and preferences set forth in this paragraph. The Holders of Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors. No dividends may be paid with respect to the Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the certificate or certificates of designation relating to such Preferred Stock. The holders of Common Stock shall share ratably, with all other classes of common equity, in any assets of the Corporation that are available for distribution to the holders of common equity securities of the Corporation upon the dissolution or liquidation of the Corporation. The holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders.

    (b) Ten Million (10,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $0.008 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.

      Under Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act"), the New Amendment cannot become effective until 20 days after the mailing date of this Information Statement.

Reason for New Amendment

   At December 31, 1999, the Issuer had no material assets, no active management and no ongoing operations, and its liabilities exceeded its total assets by approximately $700,000. Nevertheless, it was believed that it might be possible to recover some value for the stockholders through the implementation of a plan whereby the Issuer would be restructured as a "public shell" for the purpose of effecting a business combination transaction with a privately-held company. In its April 8-K the Issuer disclosed the terms of a related series of transactions whereby

o Tobem purchased 15,000,000 shares, or approximately 54%, of the Issuer's Old Common for $75,000 in cash.
o The Board appointed Tobem's nominee, Ms. Sally A. Fonner, to serve as the sole member of the Board during the restructuring period.
o The Issuer executed a PMA that authorized Capston to negotiate compromise agreements with the Issuer's creditors, negotiate the terms of a business combination agreement between the Issuer and a suitable private company and take such other action as may be necessary to restructure the Issuer's affairs.

     The April 8-K also disclosed that if Capston was able to negotiate settlement agreements with the Issuer's creditors and negotiate a business combination agreement, it would probably be necessary for the Issuer to effect a reverse split of at least 1 for 40 and increase its authorized capital.

     In July 2000, Capston negotiated terms for the Yifan Transaction that required the Company to issue more shares of stock than would have been permissible under its Certificate of Incorporation. The agreements relating to the Yifan Transaction also required the Issuer to effect a 1 for 40 reverse split of the Old Common. The Prior Amendment was adopted for the primary purpose of facilitating the prompt closing of the Yifan Transaction. The New Amendment will be adopted for the primary purpose of facilitating the prompt performance of the Company's obligations under the agreements underlying the Yifan Transaction.

Adoption of Incentive Stock Plan

      On September __, 2000 (20 days after the mailing date of this Information Statement) the Consenting Stockholders will ratify the adoption of an incentive stock plan for the benefit of our employees. Capston, Ms. Fonner and their employees, agents and affiliates will not be eligible for incentive awards under the Incentive Stock Plan. The following material provides a summary description of such plan.

      The Incentive Stock Plan provides for the grant of (i) non-qualified stock options, (ii) incentive stock options, (iii) shares of restricted stock, (iv) shares of phantom stock and (v) stock bonuses (collectively, "Incentive Awards'). In addition, the Incentive Stock Plan permits the grant of cash bonuses payable when a participant is required to recognize income for federal income tax purposes in connection with the vesting of shares of restricted stock or the grant of a stock bonus. Full-time employees of the Company and its subsidiaries, including officers and employee directors, will be eligible to participate in the Incentive Stock Plan.

      The Incentive Stock Plan will be administered by a Compensation Committee of the Board of Directors (the "Committee"), which will consist of two or more directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3(c)(2)promulgated under Section 16 of the Exchange Act. The Committee will determine which employees receive grants of Incentive Awards, the type of Incentive Awards and bonuses granted and the number of shares subject to each Incentive Award. The Incentive Stock Plan does not prescribe any specific factors to be considered by the Committee in determining who is to receive Incentive Awards and the amount of such awards. The Incentive Stock Plan will permit the grant of incentive equity awards covering up to 1,500,000 shares of New Common.

      The Company believes its Incentive Stock Plan will allow the Company to emphasize equity-based compensation in structuring compensation packages for its employees. The Company also believes that an emphasis on equity-based compensation will yield the greatest benefit for the shareholders, as the employee's compensation will be directly dependent on the return on shareholders' investments.

      The class of persons who will be eligible to receive awards under the Incentive Stock Plan includes full-time employees of the Company and its subsidiaries, and independent consultants who are not employees but who devote substantially full-time to the business of the Company. On the date hereof, a total of 10 employees and 8 consultants are eligible to receive awards under the Incentive Stock Plan. Beyond the requirement that all participants be full-time employees of or consultants to the Company and its subsidiaries, the Committee will have absolute discretion in selecting the persons to whom Incentive Awards will be granted and the terms of such Incentive Awards.

      Subject to the terms of the Incentive Stock Plan, the Committee will also determine the prices, expiration dates and other material features of the Incentive Awards granted under the Plan. The Committee may, in its absolute discretion, (i) accelerate the date on which an option granted under the Incentive Stock Plan becomes exercisable, (ii) accelerate the date on which a share of restricted stock or phantom stock vests and waive any conditions imposed by the Committee on the vesting of a share of restricted stock and (iii) grant Incentive Awards to a participant on the condition that the participant surrender to the Company for cancellation such other Incentive Awards (including, without limitation, Incentive Awards with higher exercise prices) as the Committee specifies.

      The Committee will have the authority to interpret and construe any provision of the Incentive Stock Plan and to adopt such rules and regulations for administering the Incentive Stock Plan as it deems necessary. All decisions and determinations of the Committee are final and binding on all parties. The Company will indemnify each member of the Committee against any cost, expenses or liability arising out of any action, omission or determination relating to the Incentive Stock Plan, unless such action, omission or determination was taken or made in bad faith and without reasonable belief that it was in the best interest of the Company.

      The Board may at any time amend the Incentive Stock Plan in any respect; provided, that without the approval of the Company's shareholders, no amendment may (i) increase the number of shares of Common Stock that may be issued under the Incentive Stock Plan, (ii) materially increase the benefits accruing to individuals holding Incentive Awards, or (iii) materially modify the requirements as to eligibility for participation in the Incentive Stock Plan. A summary of the most significant features of the Incentive Awards and the tax consequences to recipients thereof follows.

      Non-Qualified and Incentive Stock Options. The exercise price of each incentive stock option ("ISO") granted under the Incentive Stock Plan is the fair market value (as defined) of a share of Common Stock of the Company on the date on which such ISO is granted. The exercise price of each non-qualified stock option("NQO") granted under the Incentive Stock Plan will be determined by the Committee. NQOs and ISOs are referred to herein as `Options." Except in certain limited cases regarding grants of ISOs, each ISO and NQO is exercisable for a period not to exceed ten years. For each Option, the Committee will establish (i) the term of each Option and (ii) the time or period of time in which the Option will vest. The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of Common Stock valued at their fair market value on the date of exercise.

      Except in the event of the death or disability (as defined) of an optionee or the termination of the employment of an optionee for cause (as defined), Options are exercisable only while an optionee is employed by the Company or within one month after such employment has terminated to the extent that such Options were exercisable on the last day of employment. In the event of the death or disability of an optionee, Options are exercisable within one year after such death or disability to the extent that such Options were exercisable on the last day of employment. In the event of the termination of the employment of an optionee for cause, all Options held by such optionee terminate immediately. Options are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

      Upon a change in control of the Company (a "Change in Control"), all Options become immediately exercisable. The Incentive Stock Plan defines Change in Control to mean (i) a "change in control" as that term is defined in the federal securities laws, (ii) the acquisition by any person, after the effective date of the Incentive Stock Plan, of 20% or more of the shares of voting securities of the Company, (iii) certain changes in the composition of the Board as a result of a contested election for positions on the Board or (iv) any other event which the Committee determines to constitute a change in control of the Company.

      An optionee will not recognize any income for federal tax purposes at the time an NQO is granted, nor will the Company be entitled to a deduction at that time. However, when any part of an NQO is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the NQO and the fair market value of the shares received, and the Company will recognize a tax deduction in the same amount.

      A participant will not recognize any income at the time an ISO is granted, nor upon a qualified exercise of an ISO. If a participant does not dispose of the shares acquired by exercise of an ISO within two years after the grant of the ISO and one year after the exercise of the ISO, the exercise is qualified and the gain or loss (if any) on a subsequent sale will be a long-term capital gain or loss. Such gain or loss is the sum of the sales proceeds less the exercise price for the stock sold. The Company is not entitled to a tax deduction as the result of the grant or qualified exercise of an ISO.

      Restricted Stock. A grant of shares of restricted stock represents the promise of the Company to issue shares of Common Stock of the Company on a predetermined date (the "Issue Date") to a participant, provided the participant is continuously employed by the Company until the Issue Date. Vesting of the shares occurs on a second predetermined date (the "Vesting Date") if the participant has been continuously employed by the Company until that date. Prior to the Vesting Date, the shares are not transferable by the participant and are subject to a substantial risk of forfeiture. The Committee may, at the time shares of restricted stock are granted, impose additional conditions to the vesting of the shares, such as, for example, the achievement of specified performance goals. Vesting of some portion, or all, of the shares of restricted stock may occur upon the termination of the employment of a participant other than for cause, prior to the Vesting Date. If vesting does not occur, shares of restricted stock are forfeited. Upon the occurrence of a Change in Control, all shares of restricted stock which have not vested or been forfeited will vest automatically.

      A participant will not recognize any income for federal income tax purposes at the time shares of restricted stock are granted or issued, nor will the Company be entitled to a tax deduction at that time. However, when either the transfer restriction or the forfeiture risk lapses, such as upon vesting, the participant will recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock on the date on which they vest. If, however, a participant files an appropriate election under Section 83 (b) of the Internal Revenue Code of 1986 with the IRS within 30 days of the Issue Date of the restricted stock, the participant will be deemed to have received ordinary income in an amount equal to the fair market value of the shares of restricted stock on the date on which they are issued (the `Election'). Gain or loss (if any) from a disposition of restricted stock after the participant recognizes any ordinary income (whether by vesting or an Election) will generally constitute short- or long-term capital gain or loss. The Company will be entitled to a tax deduction at the time the participant recognizes ordinary income on the restricted stock, whether by vesting or an Election.

      Phantom Stock. A share of phantom stock represents the right to receive the economic equivalent of a grant of restricted stock. Shares of phantom stock are subject to the same vesting requirements as are shares of restricted stock. Upon vesting of a share of phantom stock, the holder is entitled to receive cash in an amount equal to the sum of (i) the fair market value of a share of Common Stock as determined on the vesting date and (ii) the aggregate amount of cash dividends paid in respect of a share of Common Stock during the period commencing on the date of grant, and ending on the vesting date. The cash payment for phantom stock is treated the same as a cash bonus for federal income tax purposes and creates a deduction to the Company when paid. In addition, the value of a share of phantom stock (whether or not vested) is paid immediately upon the occurrence of a Change in Control of the Company. The Committee may not grant any cash bonus in connection with the grant of shares of phantom stock.

      Stock and Cash Bonuses. Bonuses payable in stock may be granted by the Committee and may be payable at such times and subject to such conditions as the Committee determines. Upon the receipt of a stock bonus, a participant will recognize ordinary income for federal income tax purposes in an amount equal to the fair market value of the stock at the time it is received. The Committee may grant, in connection with a grant of shares of restricted stock, a cash "tax" bonus, payable when an employee is required to recognize income for federal income tax purposes with respect to such shares. The tax bonus may not be greater than the value of the shares of restricted stock at the time the income is required to be recognized. Any such bonus will result in ordinary income to the employee and a deduction to the Company. The grant of a cash bonus shall not reduce the number of shares of Common Stock with respect to which Options, shares of restricted stock, shares of phantom stock or stock bonuses may be granted pursuant to the Incentive Stock Plan.

      In General. If any outstanding Option expires, terminates or is canceled for any reason, the shares of Common Stock subject to the unexercised portion of such Option shall again be available for grants under the Incentive Stock Plan. If any shares of restricted stock or phantom stock, or any shares of Common Stock granted as a stock bonus are forfeited or canceled for any reason, such shares shall again be available for grants under the Incentive Stock Plan. Shares of Common Stock issued as a stock bonus or on the exercise of options or on the vesting of a grant of restricted stock are not available for future issuance under the Incentive Stock Plan.

      The Incentive Stock Plan provides for an adjustment in the number of shares of Common Stock available to be issued under the Incentive Stock Plan, the number of shares subject to Incentive Awards, and the exercise prices of Options upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events. The Incentive Stock Plan also provides for the termination of Incentive Awards upon the occurrence of certain corporate events.

      The Incentive Stock Plan provides that participants may elect to satisfy certain federal income tax withholding requirements by remitting cash to the Company. In addition, the Incentive Stock Plan provides that, at the election of a participant, an unrelated broker-dealer acting on behalf of the participant may exercise Options granted to the participant and immediately sell the shares acquired on account of the exercise to raise funds to pay the exercise price of the Option and the amount of any withholding tax which may be due on account of the exercise.

Ratification of Selection of Independent Auditors for Current Fiscal Year

      The Issuer's financial statements for the years ended December 31, 1998 and 1999 were audited by Harmon & Company, Certified Public Accountants, Columbus, Ohio. The financial statements of Yifan LLC for the year ended December 31, 1999 were audited by Want & Ender, Certified Public Accountants, New York, New York. As a result of the Yifan Transaction, the Board has appointed the firm of Want & Ender, Certified Public Accountants, as the Company's independent auditors for the year ending December 31, 2000.

      During the fiscal years December 31, 1998 and 1999, and the subsequent interim periods, there were no reportable disagreements between the Issuer and Harmon & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

      On September __, 2000 (20 days after the mailing date of this Information Statement) the Consenting Stockholders will ratify the appointment of Want & Ender, Certified Public Accountants, as the Company's independent auditors for the year ending December 31, 2000.

                      MANAGEMENTS' DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

Prior Operations of the Issuer

     In 1998, the Issuer liquidated substantially all its inventories and other operating assets and used the proceeds therefrom to reduce its' outstanding liabilities. At December 31, 1998, the Issuer had no material assets and substantial unpaid liabilities. The Issuer did not generate any revenues in 1999. At December 31, 1999, the Issuer had no ongoing operations, no material assets and unpaid liabilities of approximately $700,000.

     In March 2000, Capston presented the Board with a plan to restructure the Issuer as a "public shell" for the purpose of effecting a business combination transaction with a suitable privately-held company. This plan was approved by the Board on March 30, 2000.

     In connection with the implementation of the restructuring plan proposed by Capston, the Issuer sold 15,000,000 shares of Old Common to Tobem for $75,000 in cash and Capston then commenced discussions to negotiate settlement of the Issuer's debts. As a result of these negotiations, the Issuer's creditors agreed to accept aggregate cash payments of $_________ in full and final settlement of all outstanding debts. During this same period, the Issuer incurred aggregate operating expenses of $_________, for an aggregate cash outflow of $_______. Of this amount, $75,000 was paid from the cash contributed by Tobem. The $________ balance was paid by Capston and accounted for as a purchase of 3,500,000 shares of Old Common.

     Immediately prior to the closing of the Yifan Transaction, the Issuer had no ongoing operations, no material assets and no material liabilities. Under the circumstances, Management believed the only reasonable option was to arrange a business combination with a private company that had a business history, active management and operating assets. Management negotiated the Yifan Transaction in an attempt to salvage some value for the holders of the Issuer's Old Common.

Prior Operations of Yifan Inc.

     At December 31, 1999, Yifan LLC had $351,433 in total assets, including $139,100 in cash, $30,000 in equipment and $182,320 in capitalized software development costs. At that date, Yifan LLC had no material liabilities, $231,000 in fully-paid pre-incorporation subscriptions for its successor company Yifan.com, Inc., and net member's equity of $120,423. On January 5, 2000, all of the assets and operations of Yifan LLC were contributed to Yifan.com, Inc., the stock associated with the pre-incorporation subscriptions was issued and the limited liability company was terminated.

     Yifan has never generated revenues from advertising, web hosting, software sales or business services. During the year ended December 31, 1999, Yifan received $8,000 as a partial payment on a web site development project that was abandoned by the client prior to completion. During the year ended December 31, 1999, Yifan LLC invested $182,320 in software development and incurred a net loss of $61,083, including $18,170 of consulting fees that were paid through the issuance of membership interests.

     During the six months ended June 30, 2000, Yifan received $692,892 in cash proceeds from fully paid subscriptions for 346,500 shares of common stock. At the time, Yifan only had corporate authority to issue 134,500 shares of common stock under its Articles of Incorporation. In connection with the acceptance of these subscriptions, the holders of a majority of the issued and outstanding common stock consented to an amendment to Yifan's Articles of Incorporation. Since the required amendment had not been filed as of June 30, 2000, $268,982 was added to stockholders' equity and the $424,000 balance was recorded as subscriptions for stock in excess of authorized capital. As a result, Yifan had $989,278 in total assets at June 30, 2000, including $366,185 in cash, $40,154 in equipment and $582,939 in capitalized software development costs and other intangibles. At June 30, 2000, Yifan had $569,071 in stockholders' equity and $424,000 in subscriptions for stock in excess of its authorized capital.

     Yifan did not receive any revenue during the six-month period ended June 30, 2000. During the six-months ended June 30, 2000, Yifan invested approximately $269,000 in software development, paid a deposit of $150,000 on Capston's merger and acquisition fee and incurred a net loss of $51,334.

     During the period between June 30 and July 30, 2000, Yifan received $238,000 in cash proceeds from fully paid subscriptions for 119,000 shares of common stock. On July 31, 2000, after paying the $200,000 balance of Capston's merger and acquisition fee, Yifan had $1,217,543 in total assets, including
$395,300 in cash, $39,034 in equipment and $782,939 in capitalized software development costs and other intangibles.

     At July 31, Yifan had $559,336 in stockholders' equity and $662,000 in subscriptions for stock in excess of its authorized capital. In connection with the Yifan Transaction, all stockholders of Yifan and all holders of subscription rights transferred their interest to our Company in exchange for the right to receive a total of 11,994,750 shares of New Common on the effective date of the New Amendment. Therefore, our pro forma stockholders equity on that date was $1,221,336.

     We will have a total of 12,987,171 shares of New Common issued and outstanding on the effective date of the New Amendment. The book value of the shares of New Common will be approximately $.09 per share. After deducting
$350,000 in goodwill, the net tangible book value of the shares of New Common will be approximately $.07 per share.

Plan of Operations for Our Company

     We anticipate that our Company will continue to incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures, increased sales and marketing costs, additional personnel costs, greater levels of product development and our overall expansion strategy. It is likely that our operating losses will increase in the future and we may never achieve or sustain profitability.

     Our need to acquire the necessary skills, staff and systems to operate as a public company could substantially increase our operating expenses and occupy our senior management's time. The historical and pro forma financial statements included in this Information Statement do not reflect the anticipated future costs of operating as a public company.

      After giving effect to the payment of the Issuer's debts, the completion of the Yifan Transaction and the payment of Capston's merger and acquisition fee, our Company had total stockholders' equity of $1,221,336 at the date of this Information Statement, including $395,300 in cash. We believe these cash resources will be adequate to provide for our operating expenses for a period of three to six months from the date of this Information Statement. Thereafter, we will need additional capital to pay our operating expenses and finance our planned expansion.

     We will need at least $3 to $5 million in additional capital in the immediate future. In addition, long term capital requirements are difficult to plan in the rapidly changing Internet industry. We currently expect that we will need capital to pay our ongoing operating costs, fund additions to our portal network and computer infrastructure, pay for the expansion of our sales and marketing activities and finance the acquisition of complementary assets, technologies and businesses. We intend to pursue additional financing as opportunities arise.

      Our ability to obtain additional financing in the future will be subject to a variety of uncertainties, including:

o     changes in the demand for online information services;
o changes in the nature of our business resulting from the introduction of new services; o changes in the nature of our business resulting from our entry into new markets; o changes in our future results of operations, financial condition and cash flows; o changes in investors' perceptions of and appetite for Internet-related securities; o changes in capital markets in which we may seek to raise financing; and o changes in general economic, political and other conditions in our target markets;

      The inability to raise additional funds on terms favorable to us, or at all, would have a material adverse effect on our business, financial condition and results of operations. If we are unable to obtain additional capital when required, we will be forced to scale back our planned expenditures, which would adversely affect our growth prospects.

     Under the terms of the New Amendment described elsewhere in this Information Statement, we will have the authority to issue 100,000,000 shares of New Common and 10,000,000 shares of New Preferred without a vote of the stockholders. After giving pro forma effect to the completion of the Yifan Transaction, approximately 12,987,171 shares of New Common will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding.

     The Board will have the authority to issue all or any part of our authorized and unissued capital stock to raise additional capital or finance acquisitions. The Board will also have the authority to fix the rights, privileges and preferences of the holders of New Preferred, which may be superior to the rights of holders of the New Common. It is likely that we will seek additional equity capital and attempt to acquire other companies or operating assets in the future as we develop our business and implement our growth strategy. A future issuance of additional shares of New Common or New Preferred will probably dilute the percentage ownership interest of our current shareholders and may dilute the book value per share of the Company's outstanding equity securities.

     As a result of our limited operating history, our business model and our growth strategy are unproven. We cannot be certain that our business model and our growth strategy will be successful or that we will be able to compete effectively, achieve market acceptance or otherwise address the risks associated with our existing and proposed business activities.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Current Ownership

      The following table contains information on the beneficial ownership of the Company's Old Common on the date of this Information Statement. The table identifies (i) each owner of more than 5 percent of the Old Common; (ii) all directors and executive officers of the Company; and (iii) all directors and executive officers of the Company as a group.

                                                 Amount and
                                                  Nature of
   Name and Address                              Beneficial          Percent
 of Beneficial Owner                            Ownership(1)        of Class
================================================================================
Tobem Investments Limited (1)(3)(4)             15,000,000            46.15%
Sally A. Fonner (2)(3)(4)(5)                    15,500,000            47.69%
Executive Officers and Directors                15,500,000            47.69%
as a Group (1 persons)

(1)  3rd Floor, Whitehall House, P.O. Box 2097Georgetown, Grand Cayman BWI.
(2)  1612 North Osceola, Clearwater, Florida 33755.
(3) As its principal compensation under the PMA, Tobem agreed to sell Capston 12,000,000 shares of Old Common at a price of $0.005 per share, or $60,000 in the aggregate.
(4) In connection with the Yifan Transaction, Capston has notified Tobem that it intends to purchase 11,000,000 shares of Old Common from Tobem for $55,000 and relinquish its rights with respect to 1,000,000 shares of Old Common.
(5) The stock attributed to Ms. Fonner in the foregoing table includes 3,500,000 shares of Old Common owned by Capston and 12,000,000 shares of Old Common owned by Tobem that were subject to a stock purchase right in favor of Capston.

Pro Forma Ownership

      Pro forma information respecting the security ownership of certain beneficial owners and management is incorporated by reference from pages 7 and 8 of our August 8-K, a copy of which is attached hereto.

IDENTIFICATION OF OFFICERS AND DIRECTORS

      Our Company's executive officers and Directors are identified in the following table:

       Name            Age       Positions
      Yifan He         24     President, Chief Executive Officer and Director
      Michael Yung     36     Director
      Jeffery Wu       36     Director
      Ahn Tran         48     Director
      Sally A. Fonner  51     Secretary, Director
      Jeff Kraft              Interim Chief Financial Officer

      Certain biographical information on our Company's executive officers and Directors is incorporated by reference from page ____ of our August 8-K, a copy of which is attached hereto.

Board Of Directors Committee Structure and Meetings

      Information respecting the committee structure and meetings of our Board is incorporated by reference from pages 25 and 26 of our August 8-K, a copy of which is attached hereto.

Section 16(A) Beneficial Ownership Reporting Compliance

      Information respecting beneficial ownership compliance is incorporated by reference from page 27 of our August 8-K, a copy of which is attached hereto.

                             EXECUTIVE COMPENSATION

      Information respecting executive compensation is incorporated by reference from pages 27 and 28 of our August 8-K, a copy of which is attached hereto.

                              CERTAIN TRANSACTIONS

The Issuer

     On March 30, 2000, the Issuer's Board unanimously approved the sale of 15,000,000 shares of the Old Common to Tobem Investments Limited ("Tobem") for $75,000 in cash. Concurrently, the Board appointed Tobem's nominee, Sally A. Fonner of Clearwater, Florida, to serve as a member of the Board until the next annual meeting of the stockholders. After appointing Ms. Fonner to the Board, all of the Issuer's former Directors resigned and Ms. Fonner has been the Issuer's sole Director since March 30, 2000.

      On March 31, 2000, the Issuer and Tobem entered into a Project Management Agreement (the "PMA") with Capston Network Company, a corporation owned by Ms. Fonner ("Capston"). Under the PMA, Capston was authorized to restructure the Issuer as a "public shell" for the purpose of effecting a business combination with a suitable privately company. Capston was also authorized to negotiate the compromise of the Issuer's debts, and to purchase additional shares of Old Common for its own account if such necessary to provide sufficient cash for the settlement of the Issuer's debts.

     Between March 30, 2000 and July 28, 2000, Capston and Ms. Fonner devoted substantial time and effort to negotiations with the Issuer's creditors. As a result of these negotiations, the Issuer's creditors agreed to accept aggregate cash payments of $_________ in full and final settlement of all outstanding debts. During this same period, the Issuer incurred aggregate operating expenses of $_________, for an aggregate cash outflow of $_______. Of this amount, $75,000 was paid from the cash contributed by Tobem. The $________ balance was paid by Capston and accounted for as a purchase of 3,500,000 shares of Old Common. Except for the stock purchase transactions and the PMA, there have been no material transactions between the Issuer and any of its executive officers or Directors during the year ended December 31, 1999 or the subsequent interim period ended July 30, 2000. Additional information on the PMA is contained in the Issuer's April 8-K and our August 8-K.

      Capston has agreed to transfer a total of 204,424 shares of New Common to certain individuals who assisted in the restructuring of the Company's affairs, including 5,000 shares that will be transferred to Mr. Kraft as compensation for his involvement in the restructuring. All transfers to individuals who assisted Capston were negotiated in connection with the change in control described in the Issuers' April 8-K. Except for the personal services performed by the transferees, Capston will not receive any cash consideration in connection with these transfers.

      The agreements relating to the Yifan Transaction require Capston to transfer a total of 89,961 shares of New Common to certain finders who assisted in the Yifan Transaction. These transfers were a negotiated element of the Yifan Transaction and except for the personal services performed by the finders, Capston will not receive any cash consideration in connection with these transfers.

Yifan.com, Inc.

      The Internet web site "yifan.com" was created by Yifan He in May 1997. In January 1999, in connection with the formation of Yifan, LLC, a New York limited liability company, Mr. He contributed all his right, title and interest in the yifan.com web site to Yifan LLC in exchange for membership interests. Over the next several months, Mr. Michael Yung and Mr. Jeffery Wu contributed approximately $145,300 in cash to the LLC in exchange for membership interests and eight other individuals, including Mr. Ahn Tran, contributed services in exchange for additional membership interests. At January 5, 2000, the membership interests in Yifan LLC were owned in the following percentages:

      Jeffery Wu                                                 31.865%
      Yifan He                                                   28.953%
      Michael Yung                                               25.014%
      Ahn Tran                                                    4.211%
      Employees and others (7 persons)                            9.958%

      In connection with the organization of Yifan in January 2000, the members of Yifan LLC contributed all their membership interests to Yifan in exchange for an aggregate of 4,750,000 shares of Yifan's common stock. On January 5, 2000, the common stock of Yifan was distributed to the former members of Yifan LLC as follows:

      Jeffery Wu                                               1,513,600
      Yifan He                                                 1,375,250
      Michael Yung                                             1,188,150
      Ahn Tran                                                   200,000
      Employees and others (7 persons)                           473,000

      In January 2000, Mr. Michael Yung transferred 225,000 shares to certain family members and others who do not share his residence, 513,150 shares to his wife and 450,000 shares to his wife, as custodian for their minor children under the New York Uniform Gifts to Minors Act. Mr. Yung's transferees subsequently exchanged their shares of Yifan common stock for the right to receive an aggregate of 2,655,338 shares of our Company's New Common. Mr. Yung has no legal or equitable interest in the shares transferred to family members who do not share his residence. For disclosure purposes, Mr. Yung is treated as the owner of the 2,167,088 shares of New Common held by his wife and children. Notwithstanding the foregoing, Mr. Yung disclaims beneficial ownership of those shares.

      In January 2000, Mr. Jeffery Wu transferred 50,000 shares of Yifan common stock to certain of his key employees and 200,000 shares of Yifan common stock to his minor child under the New York Uniform Gifts to Minors Act. Mr. Wu has no legal or equitable interest in the shares transferred to his employee, but remains the custodian of the shares transferred to his child. Mr. Wu and his transferees subsequently exchanged their shares of Yifan common stock for the right to receive 3,405,600 shares of our Company's New Common. Since Mr. Wu remains the custodian of 450,000 shares of New Common held for the benefit of his child, Mr. Wu is treated as the beneficial owner 3,293,100 shares of New Common for disclosure purposes. Notwithstanding the foregoing, Mr. Wu disclaims beneficial ownership of the 450,000 shares he holds as custodian for his child.

      Between December 21, 1999 and July 31, 2000 Yifan.com, Inc. received and accepted subscriptions to purchase 581,000 shares of common stock at a price of $2 per share, including 60,000 shares purchased by Mr. Tran. The aggregate net proceeds of the offering were approximately $1,162,000. The offering was conducted as a private placement and all of the subscriptions were received from suitable investors who had a pre-existing relationship with Yifan or its officers and directors.

      When the prior issuances of stock by Yifan were aggregated with the subscriptions received in the private placement transactions, it was discovered that Yifan had accepted subscriptions for 331,000 more shares than were authorized by its Articles of Incorporation. Yifan was in the process of amending its Articles of Incorporation on July 30, 2000 but had not yet done so. Accordingly, the agreements relating to the Yifan Transaction treat the excess subscriptions as representing rights to receive shares of Yifan common stock on the effective date of a pending amendment to Yifan's Articles of Incorporation and provide for the exchange of such rights for the right to receive New Common.

Our Company

      In connection with the Yifan Transaction, the stockholders of Yifan contributed 5,000,000 shares of Yifan common to the Company in exchange for the right to receive 11,250,000 shares of New Common. Concurrently, the persons who had subscribed for, but not yet received, an additional 331,000 shares of Yifan common contributed their subscription rights to the Company in exchange for the right to receive 744,750 shares of New Common. The former owners of the Yifan common stock and subscription rights are not presently stockholders of the Company and will not receive their shares of New Common until the effective date of the New Amendment.

      In July 2000, Yifan entered into an agreement with its legal counsel that provided for the issuance of 380,000 shares of New Common, valued at $0.89 per share, as compensation for legal services to be rendered on behalf of the Company during the first year after the closing of the Yifan Transaction. The agreement specifies the services to be performed by such counsel and provides for partial reimbursement of any fees that the Company is required to pay to other law firms during its term. This agreement was approved by the Company prior to the closing of the Yifan Transaction and the shares of New Common will be issued on the effective date of the New Amendment.

      Ms. Fonner has agreed to remain a member of the Company's Board and work as the Company's Secretary and Director of Regulatory Affairs for a one-year term commencing on August 1, 2000. In this capacity, Ms. Fonner will manage, operate and maintain all required internal accounting and external financial reporting systems on behalf of the Company until such operations have expanded to a point where it is economically feasible for the Company to retain its own in-house accounting and financial reporting staff. Ms. Fonner will also manage the preparation and filing of all required reports and registration statements with the Commission, the NASD and other regulatory authorities, and manage all of the Company's relationships with its transfer agents, financial printers, public relations firms and investor communications firms. Under the terms of her employment agreement, Ms. Fonner is obligated to pay all expenses associated with the operation and maintenance of her office, including the cost of any required support staff, and the Company will have no obligation to make any contribution to such costs. Ms. Fonner's sole compensation will be 180,000 shares of New Common that will be issued to her on the effective date of the Amendment. Under the terms of her Employment Agreement, Ms. Fonner is required to devote such time to the affairs of the Company as may be reasonably required under the circumstances.

      Jeff Craft, a full-time employee of Capston, has agreed to serve as the Company's Interim Chief Financial Officer until December 31, 2000. Mr. Kraft's salary is paid by Capston and he will not be entitled to receive any cash compensation from the Company in connection with his services as Interim Chief Financial Officer. In addition, Capston has agreed to transfer 20,000 shares of New Common to Mr. Kraft as additional compensation for his services to the Company. The Company has no obligation with respect to the arrangement between Capston and Mr. Kraft.

      Capston received a $350,000 merger and acquisition fee from Yifan in connection with the Yifan Transaction. Capston has agreed to refund this acquisition fee to the Company if, on the first anniversary of the Yifan
Transaction:

o the New Common is listed on the Nasdaq Stock Market or a national securities exchange; and

o the average closing bid price of the New Common has been at least $10 per share for a period of 45 consecutive trading days.

      To secure its obligations under this Agreement, Capston has agreed to deposit 35,000 shares of New Common in escrow with a bank selected by the Company.

                             ACQUISITION OF ASSETS.

      Information respecting the terms of the Yifan Transaction is incorporated by reference from pages 7 and 8 of our August 8-K, a copy of which is attached hereto.

      Information   respecting   the  business  and   properties   of  Yifan  is
incorporated by reference from pages 8 through 24 of our August 8-K, a copy of which is attached hereto.

                 HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

      Historical   financial   statement  of  Yifan  and  pro  forma   financial
information on our Company after giving effect to the Yifan Transaction included in our August 8-K, a copy of which is attached hereto.